Exhibit 99.1

28040 West Harrison Parkway Valencia, CA 91355-4162 Tel (661) 257 6060 Fax (661) 257 6415

FOR IMMEDIATE RELEASE

TAITRON ANNOUNCES SPECIAL CASH DIVIDEND AND

QUARTERLY CASH DIVIDEND

LOS ANGELES, California – April 29, 2022 – Taitron Components Incorporated (NASDAQ:TAIT) announced today that its Board of Directors has declared a one-time special cash dividend of $0.10 per share, in addition to its quarterly cash dividend of $0.045 per share of common stock, both payable on May 31, 2022 to stockholders of record as of the close of business on May 13, 2022. The aggregate payment will be $0.145 per share or approximately $852,000.

Stewart Wang, President, commented: “This one-time special dividend is our reward to shareholders. Our strong balance sheet allows us to pay this one-time special dividend from existing cash balances, while preserving financial and operational flexibility.” Under our current dividend policy, the Company will continue targeting a cash dividend to our stockholders in the amount of $0.18 per share per annum, payable in equal $0.045 per share quarterly installments.

Subsequent dividend declarations and the establishment of record and payment dates for such future dividend payments, if any, are subject to the Board of Directors' continuing determination that the dividend policy is in the best interests of the Company's stockholders. The dividend policy may be suspended or cancelled at the discretion of the Board of Directors at any time.

About Taitron Components

Taitron, based in Valencia, California, is the “Discrete Components Superstore”. The Company distributes a wide variety of transistors, diodes and other discrete semiconductors, optoelectronic devices and passive components to electronic distributors, contract electronic manufacturers (CEMs) and original equipment manufacturers (OEMs), who incorporate them into their products. In addition, Taitron provides value-added engineering and turn-key services for our existing OEM and CEM customers and providing them with original design and manufacturing services for their multi-year turn-key projects.

Safe Harbor Statement

Statements contained in the exhibit to this report that state the Company’s or its management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

CONTACTS:

Taitron Components Incorporated

David Vanderhorst – ph 661-257-6060